HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FIRST-QUARTER 2017 FINANCIAL RESULTS

•	1Q 2017 Net Sales of $1.38 Billion Increased 13%; GAAP EPS of $0.19 and Adjusted EPS of $0.29

•	Strong Cash Flow Benefited from Working Capital Discipline

•	Company Announces “Project Booster” Multiyear Initiative to Invest for Consistent Organic Sales Growth and Drive Annual Cash from Operations to more than $1 Billion

WINSTON-SALEM, N.C. (May 2, 2017) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced first-quarter 2017 results and launched a multiyear initiative to increase investment for growth, reduce costs, and drive cash flow.

The growth initiative, called Project Booster, is expected to drive the company’s Sell More, Spend Less, Generate Cash business strategy. By 2020, the effort is expected to generate approximately $300 million of incremental annual net cash from operations and $100 million in annualized net cost savings after annualized growth reinvestment of $50 million.

Incremental growth efforts will focus on leveraging the company’s global Champion activewear business, increasing global online and omnichannel sales, and investing in brand building. The project launched in the first quarter and is expected to be neutral to full-year operating results in 2017, while providing significant benefits in coming years.

“We are off to the strong start of 2017 that we sought,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “We had one of our best first quarters for cash flow as we executed a disciplined working capital plan. Acquisitions, our Champion brand and online sales are contributing to growth as we weather expected challenges in the retail environment. In addition, we are pleased to launch Project Booster, which we believe provides a clear roadmap to accelerating growth and value creation.”

For the first quarter ended April 1, 2017, net sales of $1.38 billion increased 13 percent on acquisition contributions. Sales for the Activewear and International segments increased, while sales decreased as expected for the Innerwear segment and manage-for-cash businesses.

On a GAAP basis for continuing operations, first-quarter operating profit of $121 million decreased 1 percent and EPS of $0.19 decreased 10 percent. When excluding pretax charges related to acquisition integrations, adjusted operating profit of $160 million increased 9 percent and adjusted EPS of $0.29 increased 12 percent. (See Note on Adjusted Measures and Reconciliation to GAAP Measures below for additional discussion and details.)

HanesBrands Reports First-Quarter Financial Results - Page 2

Net cash from operations improved by $262 million in the first quarter compared with a year ago - a use of cash of $23 million this year versus a use of $285 million a year ago.

Key Callouts for First-Quarter 2017 Financial Results

Growth from Acquisitions, while Global Champion Activewear and Online Sales Increase. As indicated in the company’s first-quarter guidance, the sales from acquisitions more than offset the decline in organic sales, which was expected. Acquisitions completed in 2016 contributed approximately $210 million in net sales in the quarter. Organic sales decreased 4 percent, primarily as a result of the expected lower sales in Innerwear, which are anticipated to normalize in the second half, and domestic manage-for-cash businesses. Categories and businesses that posted organic sales growth included Champion in the United States and Asia, U.S. men’s underwear, and the U.S. online channel. The online sales channel in the United States accounted for 10 percent of domestic sales, compared with 9 percent in the year-ago quarter.

Segment Realignment Matches Business Model. In the first quarter of 2017, the company realigned its reporting segments to reflect the new model under which the business will be managed and results will be reviewed. The former Direct to Consumer segment, which consisted of outlet stores, the legacy catalog business and retail Internet operations in the United States, was eliminated.

With the realignment, the company’s U.S. retail Internet operations, which sell products directly to consumers, are reported in the respective Innerwear and Activewear segments. The Other category consists of the U.S. businesses for outlet stores, hosiery (previously reported in the Innerwear segment), and legacy catalog operations. Prior-year segment sales and operating profit results have been revised to conform to the current year presentation.

Segment Results Reflect Acquisition Contributions, Retail and Online Environment, and Overhead Reduction Efforts. In the first quarter, Hanes incurred Project Booster-related expense of approximately $7 million to execute a voluntary separation program for corporate employees. The expense allocation is represented in the segment operating-profit results. Other highlights for segment results include:

•
Innerwear segment affected by retail environment, as expected. Segment sales and operating profit decreased 6 percent as a result of reduced consumer traffic at retailers, store closings, and cautious retailer inventory management. These factors were partially offset by growth of online sales and men’s underwear.

•
Champion growth and space gains contributed to Activewear segment results. Activewear sales increased 3 percent and operating profit increased 4 percent. Double-digit Champion sales growth benefited from space gains and overcame weak retailer store traffic and inventory management that affected the overall segment.

•
International segment growth driven by acquisitions and Champion Asia space gains. Segment sales increased 71 percent with acquisitions and space gains more than offsetting pockets of soft consumer traffic trends and negative currency impacts. Operating profit more than doubled as a result of new acquisitions and synergies from prior acquisitions.

HanesBrands Reports First-Quarter Financial Results - Page 3

Project Booster

In the first quarter, Hanes began executing its multiyear Project Booster program to drive investment for sales growth, cost reduction and increased cash flow.

The Booster initiative is expected to generate approximately $150 million in annualized cost savings. The company expects to reinvest approximately $50 million of the savings in targeted growth opportunities, which would result in a run rate of net annualized savings of approximately $100 million starting by the end of 2019. Project Booster cost savings and working capital initiatives are expected to generate an incremental annual run rate of $300 million of cash from operations starting by the end of 2019.

“Our core Sell More, Spend Less, Generate Cash strategy is effective and creating value, but we feel we have the opportunity to energize these efforts to drive additional benefits, particularly by taking advantage of the strong global commercial and supply chain scale we have created through acquisitions,” Evans said. “Project Booster will unlock value beyond our ongoing growth efforts and the synergies we are reaping from acquisition integrations.”

Under Project Booster, the company will invest to accelerate worldwide omnichannel and global Champion growth, while also investing in marketing and brand building for its leading lineup of brands globally.

The company intends to bolster its organizational alignment and capabilities to take advantage of additional growth potential in the online channel in the United States and its international company retail and online operations. The company’s U.S. sales through the online channel, including retailer websites, pure-play Internet retailers, and company-owned websites, are increasing at double-digit rates. Last year, the online channel represented 8 percent of U.S. sales, up from 7 percent the year before. Internationally, the company has more than 650 stores and other retail locations, particularly in Europe and Australia, and is ramping up online capabilities.

Through the acquisition of Champion Europe, Hanes has unified the Champion brand globally across the Americas, Europe and Asia-Pacific. The company will invest to take advantage of its global brand platform, product development and design, to continue drive increased market penetration for Champion worldwide.

The company will also increase its investment in brand building for the rest of its leading global portfolio, including multinational brands and regional brands. The company holds the No. 1 or No. 2 market position in either underwear, intimates, hosiery or activewear in 12 countries. Investment will include brand building and marketing support.

To fund growth initiatives, reduce costs and increase cash flow, the company expects to reduce overhead, including headcount to reflect market trends and needs; drive additional supply chain optimization beyond integration synergies; and focus on inventory and inventory turns and other working capital improvements. The company intends to use its size and scale to drive supply chain optimization, including investing in its domestic distribution center network to better serve the online channel, gaining procurement and product development savings, utilizing global fabric platforms and silhouettes, and continuing to internalize production.

HanesBrands Reports First-Quarter Financial Results - Page 4

In the first quarter, the company offered headquarters employees a voluntary separation program and in the second quarter is making additional corporate headcount reductions. In total, approximately 220 corporate employees are being separated, with the majority through the voluntary program. Project Booster initiatives in 2017, including the headcount reductions, are expected to be cost-neutral for full-year 2017.

2017 Financial Guidance

Hanes issued initial full-year guidance for 2017 in February and reaffirmed guidance in April. The company has issued second-quarter guidance for select performance measures.

For 2017, the company continues to expect net sales of $6.45 billion to $6.55 billion, GAAP operating profit of $845 million to $895 million, adjusted operating profit excluding actions of $935 million to $975 million, GAAP EPS for continuing operations of $1.70 to $1.82, adjusted EPS excluding actions for continuing operations of $1.93 to $2.03, and record net cash from operations of $625 million to $725 million.

Compared with 2016 results, the midpoint of 2017 guidance represents net sales growth of 8 percent, GAAP operating profit growth of 12 percent, adjusted operating profit growth of 5 percent, GAAP EPS growth from continuing operations of 26 percent, adjusted EPS growth from continuing operations of 7 percent, and operating cash flow growth of 11 percent.

Factors Affecting Cadence of Guidance. Full-year net sales guidance includes expected incremental sales from acquisitions of approximately $420 million to $430 million, primarily in the first half. Organic sales growth is expected to range from flat to up 2 percent, with Innerwear sales trends expected to normalize in the third quarter and full-year segment sales comparable to 2016.

Second-Quarter Guidance. The company expects total net sales of approximately $1.65 billion in the second quarter. Acquisitions are expected to contribute approximately $200 million in net sales, while organic sales are expected to decline as a result of the retail sales environment and a timing shift of back-to-school shipments. More back-to-school shipments are expected to fall in the third quarter than a year ago as retailers time orders closer to sales events.

Second-quarter GAAP EPS for continuing operations is expected to be $0.45 to $0.49, and adjusted EPS is expected to be $0.51 to $0.54. The company expects approximately 370 million weighted average diluted shares outstanding.

As part of Project Booster, the company expects to incur Project Booster expense of approximately $8 million in the second quarter. In total, with savings being realized by the end of the year, the Project Booster efforts are expected to be cost neutral for 2017.

Additional Full-Year Guidance. The company expects approximately $15 million in synergy cost benefits in 2017, primarily from the acquisitions of Hanes Europe Innerwear and Knights Apparel. The company realized approximately $5 million of synergies in the first quarter. Synergies from the Hanes Australasia (Pacific Brands) and Champion Europe acquisitions are expected to substantially begin in 2018.

HanesBrands Reports First-Quarter Financial Results - Page 5

In conjunction with acquisition integration in 2017, the company continues to expect to incur an estimated $80 million to $90 million of pretax charges for actions related primarily to Hanes Europe Innerwear, Knights Apparel, Hanes Australasia, Champion Europe, and supply chain rebalancing as a result of the acquisition integrations.

Guidance for operating cash flow growth in 2017 includes the expected benefits from net income growth and lower pretax cash charges related to acquisitions.

The company continues to expect capital expenditures of approximately $90 million to $100 million in 2017. The company is not required to make a pension contribution in 2017 and does not anticipate making a voluntary contribution, compared with a $40 million voluntary contribution in 2016.

Hanes continues to expect interest expense and other expenses to be approximately $175 million combined, an increase of $18 million as a result of acquisition-related borrowing in 2016. The 2017 full-year tax rate is expected to be comparable to 2016, assuming no changes to U.S. tax law and policy. The company made share repurchases of approximately $300 million in the first quarter and expects approximately 370 million weighted average diluted shares outstanding for the full year and second, third and fourth quarters.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement our financial guidance prepared in accordance with generally accepted accounting principles, we provide quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin) and EBITDA.

Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Actions during the periods presented include adjustments for acquisition-related integration costs. Acquisition-related integration costs include adjustments directly related to completed acquisitions and their integration. These costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs, and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as the company continues to integrate prior acquisitions and pursues any future acquisitions.

HanesBrands Reports First-Quarter Financial Results - Page 6

Hanes has chosen to present non‐GAAP measures excluding the effects of these actions to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisition‐related expenses and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition to these non-GAAP measures, the company has chosen to present EBITDA to investors because it considers it to be an important supplemental means of evaluating operating performance. Hanes believes that EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA should not, however, be considered as a measure of discretionary cash available to invest in the growth of the business.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

In the first quarter of 2017, Hanes incurred approximately $38 million in pretax charges related to acquisitions and integrations (primarily Hanes Europe Innerwear, Hanes Australasia, Knights Apparel, and Champion Europe).

In the first quarter of 2016, Hanes incurred approximately $25 million in pretax charges related to acquisition-related financing and integrations (Hanes Europe Innerwear, Knights Apparel, and Champion Japan).

Hanes expects to incur approximately $80 million to $90 million in pretax charges in 2017 related to acquisition integrations of Hanes Europe Innerwear, Hanes Australasia, Knights Apparel, and Champion Europe, along with an effective tax rate comparable to 2016, assuming no changes to U.S. tax law and policy. In the second quarter of 2017, Hanes expects approximately $20 million to $25 million in pretax charges related to acquisition integrations.

Webcast Conference Call

Hanes will host an internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available at www.Hanes.com/investors. A telephone playback will be available from approximately 7:30 p.m. EDT today through midnight EDT May 9, 2017. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 7660290.

HanesBrands Reports First-Quarter Financial Results - Page 7

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading “2017 Financial Guidance,” as well as statements about the benefits anticipated from Project Booster, the acquisitions of Hanes Europe Innerwear, Hanes Australasia, Knights Apparel and Champion Europe, and assumptions regarding consumer behavior, foreign exchange rates and U.S. tax law and policy are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; any inadequacy, interruption, integration failure or security failure with respect to our information technology; significant fluctuations in foreign exchange rates; the rapidly changing retail environment; our complex multinational tax structure; our ability to properly manage strategic projects; our ability to attract and retain a senior management team with the core competencies needed to support our growth in global markets; risks related to our international operations, including the impact to our business as a result of the United Kingdom’s recent referendum to leave the European Union; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to access sufficient capital at reasonable rates or commercially reasonable terms or to maintain sufficient liquidity in the amounts and at the times needed; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific under some of the world’s strongest apparel brands, including Hanes, Champion, Maidenform, DIM, Bali, Playtex, Bonds, JMS/Just My Size, Nur Die/Nur Der, L’eggs, Lovable, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 68,000 employees in more than 40 countries and is ranked No. 448 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. The company is the only apparel producer to ever be honored by the Great Place to Work Institute for its workplace practices in Central America and the Caribbean, and is ranked No. 167 on the Forbes magazine list of America’s Best Employers. For seven consecutive years, Hanes has won the U.S. Environmental Protection Agency Energy Star sustained excellence/partner of the year award - the only apparel company to earn sustained excellence honors. The company ranks No. 172 on Newsweek magazine’s green list of 500 largest U.S. companies for environmental achievement. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate. Connect with HanesBrands via social media on Facebook (www.facebook.com/hanesbrandsinc) and Twitter (@hanesbrands).

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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	April 1, 2017	April 2, 2016	% Change
Net sales	$1,380,355	$1,219,140	13.2%
Cost of sales	840,824	761,884
Gross profit	539,531	457,256	18.0%
As a % of net sales	39.1%	37.5%
Selling, general and administrative expenses	418,263	334,851
As a % of net sales	30.3%	27.5%
Operating profit	121,268	122,405	(0.9)%
As a % of net sales	8.8%	10.0%
Other expenses	1,384	649
Interest expense, net	42,137	31,566
Income from continuing operations before income tax expense	77,747	90,190
Income tax expense	4,665	9,921
Income from continuing operations	73,082	80,269	(9.0)%
Loss from discontinued operations, net of tax	(2,465)	—
Net income	$70,617	$80,269	(12.0)%

Earnings per share - basic:
Continuing operations	$0.20	$0.21
Discontinued operations	(0.01)	—
Net income	$0.19	$0.21	(9.5)%

Earnings per share - diluted:
Continuing operations	$0.19	$0.21
Discontinued operations	(0.01)	—
Net income	$0.19	$0.21	(9.5)%

Weighted average shares outstanding:
Basic	373,218	386,598
Diluted	375,251	389,043

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	April 1, 2017	April 2, 2016	% Change
Segment net sales[1]:
Innerwear	$505,190	$537,021	(5.9)%
Activewear	327,343	316,543	3.4%
International	477,398	279,087	71.1%
Other	70,424	86,489	(18.6)%
Total net sales	$1,380,355	$1,219,140	13.2%

Segment operating profit[1]:
Innerwear	$102,701	$109,735	(6.4)%
Activewear	33,408	32,105	4.1%
International	50,495	24,719	104.3%
Other	445	5,679	(92.2)%
General corporate expenses/other	(27,414)	(25,164)	8.9%
Acquisition-related and integration charges	(38,367)	(24,669)	55.5%
Total operating profit	$121,268	$122,405	(0.9)%

EBITDA[2]:
Net income from continuing operations	$73,082	$80,269	(9.0)%
Interest expense, net	42,137	31,566	33.5%
Income tax expense	4,665	9,921	(53.0)%
Depreciation and amortization	28,765	22,820	26.1%
Total EBITDA	$148,649	$144,576	2.8%

¹
In the first quarter of 2017, the Company realigned its reporting segments to reflect the new model under which the business will be managed and results will be reviewed by the chief executive officer, who is the Company’s chief operating decision maker. The former Direct to Consumer segment, which consisted of the Company’s U.S. value-based (“outlet”) stores, legacy catalog business and U.S. retail Internet operations, was eliminated. The Company’s U.S. retail Internet operations, which sells products directly to consumers, is now reported in the respective Innerwear and Activewear segments. The Other category consists of the Company’s U.S. value-based (“outlet”) stores, U.S. hosiery business (previously reported in the Innerwear segment) and legacy catalog operations. Prior year segment sales and operating profit results have been revised to conform to the current year presentation.

2	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 1, 2017	December 31, 2016
Assets
Cash and cash equivalents	$463,623	$460,245
Trade accounts receivable, net	800,467	836,924
Inventories	1,998,501	1,840,565
Other current assets	196,216	137,535
Current assets of discontinued operations	—	45,897
Total current assets	3,458,807	3,321,166

Property, net	620,393	692,464
Trademarks and other identifiable intangibles, net	1,318,904	1,285,458
Goodwill	1,118,509	1,098,540
Deferred tax assets	467,993	464,872
Other noncurrent assets	71,322	67,980
Total assets	$7,055,928	$6,930,480

Liabilities
Accounts payable and accrued liabilities	$1,385,670	$1,381,442
Notes payable	43,418	56,396
Accounts Receivable Securitization Facility	192,786	44,521
Current portion of long-term debt	140,620	133,843
Current liabilities of discontinued operations	—	9,466
Total current liabilities	1,762,494	1,625,668

Long-term debt	3,763,119	3,507,685
Pension and postretirement benefits	375,036	371,612
Other noncurrent liabilities	197,219	201,601
Total liabilities	6,097,868	5,706,566

Equity	958,060	1,223,914
Total liabilities and equity	$7,055,928	$6,930,480

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	April 1, 2017	April 2, 2016
Operating Activities:
Net income	$70,617	$80,269
Depreciation and amortization	28,765	22,820
Loss on disposition of businesses	1,639	—
Other noncash items	11,521	926
Changes in assets and liabilities, net	(135,340)	(388,821)
Net cash from operating activities	(22,798)	(284,806)

Investing Activities:
Purchases/sales of property and equipment, net, and other	(11,446)	(12,573)
Acquisition of businesses, net of cash acquired	(524)	(7,062)
Disposition of businesses	37,434	—
Net cash from investing activities	25,464	(19,635)

Financing Activities:
Cash dividends paid	(55,875)	(42,683)
Share repurchases	(299,919)	(379,901)
Net borrowings on notes payable, debt and other	360,305	737,268
Net cash from financing activities	4,511	314,684
Effect of changes in foreign currency exchange rates on cash	(3,799)	3,010
Change in cash and cash equivalents	3,378	13,253
Cash and cash equivalents at beginning of year	460,245	319,169
Cash and cash equivalents at end of period	$463,623	$332,422

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	April 1, 2017	April 2, 2016
Gross profit, as reported under GAAP	$539,531	$457,256
Acquisition-related and integration charges	15,475	4,869
Gross profit, as adjusted	$555,006	$462,125
As a % of net sales	40.2%	37.9%

Selling, general and administrative expenses, as reported under GAAP	$418,263	$334,851
Acquisition-related and integration charges	(22,892)	(19,800)
Selling, general and administrative expenses, as adjusted	$395,371	$315,051
As a % of net sales	28.6%	25.8%

Operating profit, as reported under GAAP	$121,268	$122,405
Acquisition-related and integration charges included in gross profit	15,475	4,869
Acquisition-related and integration charges included in SG&A	22,892	19,800
Operating profit, as adjusted	$159,635	$147,074
As a % of net sales	11.6%	12.1%

Net income from continuing operations, as reported under GAAP	$73,082	$80,269
Acquisition-related and integration charges included in gross profit	15,475	4,869
Acquisition-related and integration charges included in SG&A	22,892	19,800
Tax effect on actions	(2,302)	(2,713)
Net income from continuing operations, as adjusted	$109,147	$102,225

Diluted earnings per share from continuing operations, as reported under GAAP	$0.19	$0.21
Acquisition-related and integration charges	0.10	0.06
Diluted earnings per share from continuing operations, as adjusted	$0.29	$0.26